Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-13824) and the related Prospectus, and on Form S-8 (No. 333-122665) pertaining to the 2004 Stock Incentive Plan and 2000 General Stock Incentive Plan of MediciNova, Inc,, of our reports dated February 9, 2007 with respect to (1) the consolidated financial statements of MediciNova, Inc., and (2) MediciNova Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of MediciNova, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/    Ernst & Young LLP

San Diego, California

February 14, 2007